Exhibit 99.2

Ingevity Corporation 4920 O'Hear Avenue Suite 400 North Charleston, SC 29406 USA www.ingevity.com

News	Contact: Amy Chiconas 843-746-8197 media@ingevity.com

Investors: Jack Maurer 843-746-8242 investors@ingevity.com

Jean Blackwell elected chair of Ingevity’s board of directors

NORTH CHARLESTON, S.C., February 17, 2021 – Ingevity Corporation (NYSE: NGVT) today announced that Jean Blackwell has been elected by the company’s board of directors as chair of the board. Jean’s appointment comes in the wake of the untimely death of former Chairman Richard B. Kelson on February 13, 2021. Blackwell has been a member of Ingevity’s board of directors since the company’s spin-off from WestRock in 2016. She has served as the chair of the Audit Committee and a member of the Leadership Development and Compensation Committee.

“Jean is a strong and respected leader with a sharp business acumen and a pervasive understanding of every element of our business,” said John Fortson, Ingevity’s president and CEO. “She has been a highly engaged and dedicated board member, and we look forward to continued success under Jean’s guidance.”

Blackwell joined Cummins Inc. in 1997 and held various leadership roles during her tenure with the company including executive vice president and chief financial officer; vice president and general counsel; vice president, Cummins Business Services; and vice president, human resources. She ended her career there as executive vice president of Corporate Responsibility and chief executive officer of the Cummins Foundation. Before joining Cummins, Blackwell was budget director for the State of Indiana from 1993 to 1995, and executive director of the Indiana State Lottery Commission from 1991 to 1992. Earlier in her career, she was a partner at Bose McKinney & Evans LLP. Blackwell has been a member of Celanese Corporation’s board of directors since 2014 and serves as chair of the Nominating and Corporate Governance Committee and is a member of the Compensation and Management Development Committee. She also has been on the board of Johnson Controls International plc since 2018 and is a member of the Compensation Committee. She is also a former member of the boards of directors of Essendant Inc. and Phoenix Companies Inc. Blackwell holds a Bachelor of Arts degree in economics from The College of William and Mary and a Juris Doctor degree from the University of Michigan.

Ingevity: Purify, Protect and Enhance
Ingevity provides products and technologies that purify, protect, and enhance the world around us. Through a team of talented and experienced people, we develop, manufacture and bring to market solutions that help customers solve complex problems and make the world more sustainable. We operate in two reporting segments: Performance Chemicals, which includes specialty chemicals and engineered polymers; and Performance Materials, which includes high-performance activated carbon. These products are used in a variety of demanding applications, including asphalt paving, oil exploration and production, agrochemicals, adhesives, lubricants, publication inks, coatings, elastomers, bioplastics and automotive components that reduce gasoline vapor emissions. Headquartered in North Charleston, South Carolina, Ingevity operates from 25 locations around the world and employs approximately 1,750 people. The company is traded on the New York Stock Exchange (NYSE: NGVT). For more information visit www.ingevity.com.